FOR IMMEDIATE RELEASE                                                                               January 5, 2012

Athena Silver announces commencement of additional metallurgical testing and update on scheduled completion of NI 43-101 technical report

Boulder, Colorado ---  Athena Silver Corporation (OTC.QB: AHNR) announced today it has commenced additional preliminary  metallurgical testing to further evaluate potential methods of recovering silver from the composite samples developed from its 2011 drilling program at its flagship Langtry project near the historic Calico Mining District in San Bernardino County, California.

According to John Power, President of Athena, “We plan to complete and release our NI 43-101 technical report in the second quarter of 2012 after these new metallurgical tests have been completed.  The new studies are designed to enable our consultants to better evaluate different extraction processes and recoveries, which is an essential prerequisite to finalizing the resource estimate for the Langtry project.”

The NI 43-101 technical report is widely recognized as the benchmark standard for resource and reserve estimates, although SEC regulations for the disclosure of reserve estimates are governed by Industry Guide 7.

About Athena:

Athena Silver Corporation is a silver exploration company focused on the western United States.

The Langtry silver project consists of 862 acres including 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California.  Athena entered into a 20-year mining lease with an option to purchase the Langtry patented Claims on March 15, 2010.  Our Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes drilled by the minerals division of Superior Oil Company in the late 1960s and early 1970s. Average hole depth was 400 feet and the deepest hole was 575 feet.

The estimated historical resource on the Langtry claims was a total of 52.14 million ounces of Silver.   Superior was an NYSE listed independent American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp. --NYSE "XOM") in 1984 for $5.7 Billion.

For more information, please visit the Company's website at: www.athenasilver.com .

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission at www.sec.gov .

CONTACT:  John Power 707-884-3766; information@athenasilver.com